Exhibit 8.1

	ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
May 7, 2014 EQT Midstream Partners, LP 625 Liberty Avenue Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

We have acted as counsel to EQT Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of an aggregate of 12,362,500 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to that certain Underwriting Agreement dated May 1, 2014 (the “Underwriting Agreement”) by and among the Partnership and EQT Midstream Services, LLC, a Delaware limited liability company and the general partner of the Partnership, on the one hand, and Barclays Capital Inc., as representative of the several underwriters named in Schedule I thereto (the “Underwriters”), on the other.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the registration statement on Form S-3 (Registration No. 333-189719) (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (ii) the prospectus included in the Registration Statement dated July 1, 2013 (the “Base Prospectus”); (iii) the prospectus supplement to the Base Prospectus dated May 1, 2014 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); and (iv) the Partnership’s records and documents, certificates of representatives of the Partnership, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

We prepared (i) the discussion set forth under the caption “Material Income Tax Considerations” in the Prospectus Supplement and (ii) the discussion set forth under the caption “Material Income Tax Considerations” in the Base Prospectus (collectively, the “Discussion”).

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein.

May 7, 2014

EQT Midstream Partners, LP

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.